 FOR IMMEDIATE RELEASE

CONTACT:   Kathleen Campbell
                        Senior Vice President, Marketing
                        15 S. Main Street
                        Mansfield, PA 16933
                        570-662-0422
                        570-662-8512 (fax)

April 11, 2003

Citizens Financial Services, Inc. Reports First Quarter Earnings

MANSFIELD, PENNSYLVANIA--Richard E. Wilber, president of Citizens Financial Services, Inc., (OTC BB: CZFS) holding company for First Citizens National Bank, has reported 2003 first quarter earnings. Total assets for Citizens Financial Services, Inc. surpassed $447.2 million on March 31, 2003. This figure increased 6.6% over the $419.5 million at March 31, 2002. Deposits grew 4.6% to $381.5 million while total loans increased 9% to $304.3 million from one year ago.

Citizens Financial Services, Inc. reported net income of $1,365,000 as of March 31, 2003, compared to $1,360,000 of one year ago.

Total stockholders' equity is $38.9 million as compared to $34.0 million one year ago - a 14.5% improvement. The market value of Citizens Financial Services stock as of March 31, 2003 was $22.80, a 34% increase over the $17.00 reported one year ago. Likewise, cash dividends paid increased 9% during the first quarter of 2003 to $.18 per share versus the $.165 per share of one year ago.

President Richard E. Wilber stated, "In spite of the current economic conditions throughout our market area, I believe we are making good progress at growing all of our markets across Tioga, Potter and Bradford Counties. In the coming months, we will continue to see growth as we leverage our Customer Relationship Management (CRM) Strategy which we began developing in the latter half of 2002."

Inquiries regarding the purchase of the company's stock may be made through the following brokers: Ferris Baker Watts, Inc. 410-659-4600: Ryan, Beck & Co., 800-395-7926; Schwab Capital Markets LP, 201-963-9100; Monroe Securities, Inc., 800-766-5560; Baird Patrick & Co., 212-493-6600; Boenning & Scattergood/F.J. Morrissey, 610-862-0300; Knight Secs LP, 212-336-8790; Keefe, Bruyette & Woods, Inc., 212-554-2600; GVR Co., 800-638-8602; Hill Thompson Magin & Co., 800-631-3083; and Powell (EE) & Co., Inc., 412-391-4594.

CITIZENS FINANCIAL SERVICES, INC.
CONSOLIDATED BALANCE SHEET
(UNAUDITED)

	March 31	December 31	March 31
(in thousands, except per share data)	2003	2002	2002
ASSETS:
Cash and due from banks:
Noninterest-bearing	$ 12,264	$ 11,173	$ 8,770
Interest-bearing	203	421	1,618
Total cash and cash equivalents	12,467	11,594	10,388

Available-for-sale securities	108,408	100,725	105,495

Loans (net of allowance for loan losses 2003, $3,657; December 31,
2002, $3,621 and March 31, 2002 $3,335)	300,685	294,836	275,788

Premises and equipment	11,018	11,134	11,748
Accrued interest receivable	1,978	1,976	2,012
Goodwill	6,905	6,905	6,905
Core deposit intangible	1,304	1,413	1,744
Other assets	4,436	4,075	5,374

TOTAL ASSETS	$ 447,201	$ 432,658	$ 419,454

LIABILITIES:
Deposits:
Noninterest-bearing	$ 41,624	$ 40,143	$ 36,039
Interest-bearing	339,908	332,908	328,641
Total deposits	381,532	373,051	364,680
Borrowed funds	23,130	17,027	16,908
Accrued interest payable	1,664	2,077	1,794
Other liabilities	2,009	2,097	2,119
TOTAL LIABILITIES	408,335	394,252	385,501

STOCKHOLDERS' EQUITY:
Common Stock
$1.00 par value; authorized 10,000,000 shares;
issued 2,882,070 shares in 2003 and at December 31, 2002
and 2,854,582 shares at March 31, 2002, respectively	2,882	2,882	2,855
Additional paid-in capital	9,474	9,473	9,017
Retained earnings	25,302	24,447	22,150
TOTAL	37,658	36,802	34,022
Accumulated other comprehensive income	2,157	2,553	880
Less: Treasury Stock, at cost
55,162 shares in 2003 and 2002	(949)	(949)	(949)

TOTAL STOCKHOLDERS' EQUITY	38,866	38,406	33,953
TOTAL LIABILITIES AND
STOCKHOLDERS' EQUITY	$ 447,201	$ 432,658	$ 419,454

CITIZENS FINANCIAL SERVICES, INC.
CONSOLIDATED STATEMENT OF INCOME (UNAUDITED)

		Three Months Ended
(in thousands, except per share data)		March 31
		2003	2002
INTEREST INCOME:
Interest and fees on loans		$ 5,403	$ 5,296
Interest-bearing deposits with banks		4	6
Investment securities:
Taxable		894	1,280
Nontaxable		137	185
Dividends		82	100
TOTAL INTEREST INCOME		6,520	6,867
INTEREST EXPENSE:
Deposits		2,238	2,627
Borrowed funds		75	96
TOTAL INTEREST EXPENSE		2,313	2,723
NET INTEREST INCOME		4,207	4,144
Provision for loan losses		135	120
NET INTEREST INCOME AFTER
PROVISION FOR LOAN LOSSES		4,072	4,024
NON-INTEREST INCOME:
Service charges		711	736
Trust		124	134
Other		260	331
Realized securities gains, net		259	30
TOTAL NON-INTEREST INCOME		1,354	1,231
NON-INTEREST EXPENSES:
Salaries and employee benefits		1,894	1,713
Occupancy		278	251
Furniture and equipment		177	230
Professional fees		162	156
Amortization		109	126
Other		1,011	991
TOTAL NON-INTEREST EXPENSES		3,631	3,467
Income before provision for income taxes		1,795	1,788
Provision for income taxes		430	428
NET INCOME		$ 1,365	$ 1,360

OPERATING CASH EARNINGS**		$ 1,436	$ 1,443

Earnings Per Share		$ 0.48	$ 0.48
Operating Cash Earnings Per Share**		$ 0.51	$ 0.51
Cash Dividend Declared		$ 0.180	$ 0.165

**Operating cash earnings are net income before amortization of intangible assets, net of tax.
Financial Highlights (In thousands, except per share and ratio data.)

(Unaudited)
	2003	2002
Three Months Ended March 31
Net income	$ 1,365	$ 1,360
Comprehensive income	969	1,026
Per common share data:
Earnings per share	0.48	0.48
Cash dividends declared	0.18	0.165
Performance ratios:
Return on average assets	1.28%	1.31%
Return on average equity	15.11%	16.75%

At March 31
Assets	$ 447,201	$ 419,454
Investment securities:
Available-for-sale	108,408	105,495
Loans (net of unearned income)	304,342	279,123
Allowance for loan losses	3,657	3,335
Deposits	381,532	364,680
Stockholders' Equity	38,866	33,953
Non-performing assets	2,769	2,436
Average leverage ratio	6.83%	6.01%
Per common share data:
Book value	$ 13.75	$ 12.01
Market value (average of bid/ask price)	22.80	17.00
Market price to book value ratio	165.82%	141.55%